Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION
OF
VIRGINIA HOLDCO, INC.
Dated November 13, 2007
     Virginia Holdco, Inc., a corporation organized under the New Jersey Business Corporation Act (the “Act”), restates and integrates its Certificate of Incorporation, into a single certificate, pursuant to Section 14A:9-5 of the Act, so that the Certificate of Incorporation is as follows:
ARTICLE I
     The name of the corporation (which is hereinafter referred to as the “Corporation”) is:
Vulcan Materials Company
ARTICLE II
     A. The address of the Corporation’s registered office in the State of New Jersey is National Registered Agents, Inc. of NJ, 51 Everett Drive, Suite 107B, P.O. Box 927, West Windsor, New Jersey 08550-0927. The name of the Corporation’s registered agent at such address is National Registered Agents, Inc. of NJ.
     B. The number of directors constituting the Corporation’s current Board of Directors is 10. The names and addresses of the persons currently serving as said directors are:

Name	Residence or Business Address

Philip J. Carroll, Jr.	River Oaks Bank Building
2001 Kirby Drive, Suite 1004
Houston, TX 77019

Phillip W. Farmer	3380 N. Riverside Drive
Indialantic, FL 32903

H. Allen Franklin	1228 Antioch Road
LaGrange, GA 30240-7964

Donald M. James	Vulcan Materials Company
1200 Urban Center Drive (35242)
P. O. Box 385014
Birmingham, AL 35238-5014

Name	Residence or Business Address
Ann McLaughlin Korologos	3150 South Street, NW
Apartment 2A
Washington, D.C. 20007

Douglas J. McGregor	6 Country Lane
Pepper Pike, OH 44124

James V. Napier	3335 West Andrews Drive
Atlanta, GA 30305

Donald B. Rice	Agensys, Inc.
1545 17th Street
Santa Monica, CA 90404

Orin R. Smith	Blue Basics
P. O. Box 717
Brielle, NJ 08730

Vincent J. Trosino	23 Timberlake Road
Bloomington, IL 61704
ARTICLE III
     The purposes for which the Corporation is organized are to engage in any activity within the purposes for which corporations now or at any time hereafter may be organized under the New Jersey Business Corporation Act and under all amendments and supplements thereto, or any revision thereof or any statute enacted to take the place thereof, including without limiting the generality of the foregoing:
     A. To engage in any such activities directly or through a subsidiary or subsidiaries and to take any and all acts deemed appropriate to promote the interest of such subsidiary or subsidiaries, including, without limiting the foregoing, the following: making contracts and incurring liabilities for the benefit of such subsidiary or subsidiaries, transferring or causing to be transferred to any such subsidiary or subsidiaries assets of this Corporation; guaranteeing dividends on any shares of the capital stock of any such subsidiary or subsidiaries; guaranteeing the principal and interest or either of the bonds, debentures, notes or other evidences of indebtedness issued or obligations incurred by any such subsidiary or subsidiaries; securing said bonds, debentures, notes or other evidences of indebtedness so guaranteed by mortgage of or security interest in the property of the Corporation; and contracting that said bonds, debentures, notes or other evidences of indebtedness so guaranteed, whether secured or not, may be convertible into shares of the Corporation upon such terms and conditions as may be approved by the Board of Directors (the “Board”); and

     B. To exercise as a purpose or purposes each power granted to corporations by the New Jersey Business Corporation Act and under all amendments and supplements thereto, or any revision thereof or any statute enacted to take the place thereof, insofar as such powers authorize or may hereafter authorize corporations to engage in activities; and to guarantee the bonds, debentures, notes or other evidences of indebtedness issued or obligations incurred by any sole proprietorship, corporation, partnership, limited partnership, joint venture or other association where the Corporation or any subsidiary has or may acquire a substantial interest in such sole proprietorship, corporation, partnership, limited partnership, joint venture or other association and to make any guarantee which is in furtherance of the interest of the Corporation.
ARTICLE IV
     The aggregate number of shares which the Corporation is authorized to issue is 485,000,000, divided into 480,000,000 shares of Common Stock of the par value of $1 per share and 5,000,000 shares of Preference Stock without par value issuable in series.
     A. Common Stock.
     Except for and subject to those rights expressly granted to the holders of Preference Stock or any series thereof by resolution or resolutions adopted by the Board pursuant to this Article IV and except as may be provided by the laws of New Jersey, the holders of Common Stock shall have exclusively all other rights of shareholders. No holder of Common Stock shall be entitled to any preemptive or preferential right to subscribe for or purchase any part of any new or additional stock of any class or of any other securities of the Corporation.
     B. Preference Stock.
     The Board is hereby expressly authorized, at any time or from time to time, to divide any or all of the shares of Preference Stock into one or more series, and in the resolution or resolutions establishing a particular series, before issuance of any of the shares thereof, to fix and determine the number of shares and the designation of such series, so as to distinguish it from the shares of all other series and classes, and to fix and determine the preferences, voting rights, qualifications, privileges, limitations, options, conversion rights, restrictions and other special or relative rights of the Preference Stock or of such series, to the fullest extent now or hereafter permitted by the laws of New Jersey, including, but not limited to, the variations between different series in the following respects:
     (1) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the Board;
     (2) the annual dividend rate for such series, and the date or dates from which dividends shall commence to accrue;
     (3) the price or prices at which, and the terms and conditions on which, the shares of such series may be made redeemable;

     (4) the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series;
     (5) the preferential amount or amounts payable upon shares of such series in the event of the liquidation, dissolution or winding up of the Corporation;
     (6) the voting rights, if any, of shares of such series, including whether and under what conditions the holders of shares of such series, voting as a class, may elect directors of the Corporation;
     (7) the terms and conditions, if any, upon which shares of such series may be converted and the class or classes or series of shares of the Corporation or other securities into which such shares may be converted;
     (8) the relative seniority or parity of such series as to dividends or assets with respect to any other classes or series of stock then or thereafter to be issued;
     (9) whether the holders of shares of such series would be entitled to any preemptive or preferential right to subscribe for or purchase any part of any new or additional stock of any class or of any other securities of the Corporation; and
     (10) such other terms, qualifications, privileges, limitations, options, restrictions and special or relative rights and preferences, if any, of shares of such series as the Board may, at the time of such resolution or resolutions, lawfully fix and determine under the laws of New Jersey.
Unless otherwise provided in a resolution or resolutions establishing any particular series, the aggregate number of authorized shares of Preference Stock may be increased by an amendment of this Restated Certificate of Incorporation. All shares of any one series shall be alike in every particular, except with respect to the accrual of dividends prior to the date of issuance.
     C. Vote on Amendments, Merger, Consolidation, Disposal of Substantially All Assets or Dissolution.
     Subject to the rights of holders of any series of Preference Stock then outstanding and subject to any other provision of this Restated Certificate of Incorporation which may require a higher shareholder vote, the following actions may be taken by the affirmative vote of a majority of the votes cast by the holders of shares of the Corporation entitled to vote thereon:
     (1) Adoption of a proposed amendment to this Restated Certificate of Incorporation that requires shareholder approval;
     (2) Adoption of a proposed plan of merger or consolidation that requires shareholder approval;

     (3) Approval of a sale, lease, exchange or other disposition of all or substantially all the assets of the Corporation other than in the usual and regular course of business as conducted by the Corporation; and
     (4) Approval of dissolution of the Corporation.
ARTICLE V
     The Corporation is to have perpetual existence.
ARTICLE VI
     A. Size and Classification of Board.
          The number of directors of the Corporation (exclusive of directors, if any, who may be elected by holders of Preference Stock) shall not be less than nine nor more than 21, the exact number to be fixed from time to time by the Board pursuant to a resolution adopted by a majority of the entire Board, except as otherwise provided by this Section A of Article VI. Such directors shall be divided into three classes, with the term of office of one class expiring each year, and the number of directors in each class shall be as nearly equal as possible
     B. Vacancies on Board.
          Subject to the rights of the holders of any series of Preference Stock then outstanding, any vacancies in the Board, including vacancies resulting from an increase in the number of directors, shall be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum of the Board, or by a sole remaining director. Any director chosen to fill a vacancy shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class in which such vacancy occurs expires and until that director’s successor shall have been elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.
     C. Removal from Board.
          The Board by the affirmative vote of a majority of the directors in office may remove a director for cause only when, in the judgment of such majority, the continuation of the director in office would be harmful to the Corporation and may suspend the director for a reasonable period pending final determination that such cause exists for removal.
     D. Requirement for Shareholders’ Meetings; Exception.
          Any action required or permitted to be taken at a meeting of the shareholders must be taken at an annual or special meeting thereof and may not be taken without a meeting upon the written consent of shareholders, except that any such action may be taken without a meeting only if all the shareholders entitled to vote thereon consent thereto in writing.

     E. Loans to Officers and Other Employees.
          The Board may authorize the Corporation to loan money to, or guarantee an obligation of, or otherwise assist any officer or other employee of the Corporation or of any subsidiary, including an officer or employee who is also a director of the Corporation, whenever, in the judgment of the Board, such loan, guarantee or assistance may reasonably be expected to benefit the Corporation.
     F. Amendment, Repeal, Inconsistent Provisions.
          Subject to the rights of the holders of any series of Preference Stock then outstanding and notwithstanding any other provisions of this Restated Certificate of Incorporation, the affirmative vote by holders of at least 80% of the voting power of the outstanding capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend or repeal, or to adopt any provisions inconsistent with, Sections A, B, C and D and this Section F of Article VI.
ARTICLE VII
          Except as otherwise provided by statute, by this Restated Certificate of Incorporation as the same may be amended from time to time, or by the By-laws as the same may be amended from time to time, all corporate powers may be exercised by the Board. Without limiting the foregoing, the Board shall have power, without shareholder action:
     A. To authorize the Corporation to purchase, acquire, hold, lease, mortgage, pledge, sell or convey such property, real, personal or mixed, without as well as within the State of New Jersey, as the Board may from time to time determine, and in payment for any property to issue, or cause to be issued, stock of the Corporation, or bonds, debentures, notes or other obligations or evidences of indebtedness thereof secured by pledge, security interest or mortgage, or unsecured.
     B. To determine from time to time to what extent and at what times and places and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the shareholders, and no shareholder shall have any right to inspect any account, book or document of the Corporation, except as conferred by statute or by the Board.
     C. To authorize the borrowing of money; the issuance of bonds, debentures, notes or other obligations or evidences of indebtedness of the Corporation, secured or unsecured, and the inclusion therein of provisions as to redeemability and convertibility into shares of stock of the Corporation or otherwise; and, as security for money borrowed or bonds, debentures, notes or other obligations or evidences of indebtedness issued by the Corporation, the mortgaging or pledging of any property, real, personal or mixed, then owned or thereafter acquired by the Corporation.

ARTICLE VIII
     The vote required for certain business combinations shall be as set forth in this Article VIII.
     A. Higher Vote Required for Certain Business Combinations.
          In addition to any affirmative vote required by New Jersey law or any other Article of this Restated Certificate of Incorporation, and except as otherwise expressly provided in Section B of this Article VIII:
     (1) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or
     (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary other than in the ordinary course of business of the Corporation or such Subsidiary even if any such transaction is effected in connection with any plan or proposal for dissolution or liquidation of the Corporation or any Subsidiary; or
     (3) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof); or
     (4) any reclassification of securities or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder,
shall require the affirmative vote by the holders of at least 80% of the voting power of the outstanding capital stock of the Corporation entitled to vote thereon (the “Voting Stock”). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by the laws of New Jersey or in any agreement with any national securities exchange or otherwise.
          The term “Business Combination” as used in this Article VIII shall mean any transaction which is referred to in any one or more of Sections A(1) through A(4) of this Article

VIII or any series of related transactions which, if taken together, would constitute a transaction referred to in such Sections.
     B. When Higher Vote Is Not Required.
     The provisions of Section A of this Article VIII shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other Article of this Restated Certificate of Incorporation, if the conditions specified in either of the following Sections B(1) and B(2) are met:
     (1) The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined).
     (2) All of the following conditions shall have been met:
          (a) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined), as of the date such Business Combination is consummated, of consideration other than cash to be received per share by holders of each class of the Corporation’s Voting Stock in such Business Combination, shall be at least equal to the highest of (i), (ii) or (iii) below:
          (i) the highest price per share (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Shareholder for shares of Voting Stock of the same class on the date the Interested Shareholder first became an Interested Shareholder;
          (ii) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Shareholder for any shares of Voting Stock of the same class acquired by it within the two-year period immediately prior to and ending with the Announcement Date (as hereinafter defined); or
          (iii) the Fair Market Value per share of the Voting Stock of the same class on the Announcement Date or the date on which the Interested Shareholder first became an Interested Shareholder, whichever is higher.
The phrase “consideration other than cash to be received” as used in this Section B(2)(a) shall include shares of any class of Voting Stock retained by holders of such shares. The price paid by an Interested Shareholder for any share of Voting Stock referred to in subsections (i) and (ii) of this Section B(2)(a) shall include the amount of cash plus the Fair Market Value of any other consideration paid therefor, determined at the time of payment thereof.
          (b) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination, there shall have been (i) no reduction in the annual rate of dividends paid on the Voting Stock

(unless necessary to reflect any subdivision of the Voting Stock), except as approved by a majority of the Continuing Directors, and (ii) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Voting Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors.
          (c) After such Interested Shareholder has become an Interested Shareholder and prior to the Announcement Date, such Interested Shareholder shall not have become the beneficial owner of any additional shares of Voting Stock except in a transaction complying with the requirements for tender offers as provided in Section 14(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations).
          (d) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise, except that this Section B(2)(d) of this Article VIII shall not apply with respect to (i) any merger or consolidation involving the Corporation or (ii) any sale of all or substantially all of the assets of the Corporation.
          (e) An information statement describing the proposed Business Combination and complying with the requirements of Section 14(c) of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination, unless a proxy statement is required to be mailed pursuant to Section 14(a) of such Act or subsequent provisions, in which case such proxy statement shall be mailed at least 30 days prior to the consummation of such Business Combination.
     C. Certain Definitions.
     For the purposes of this Article VIII:
     (1) “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1984.
     (2) “Announcement Date” means, with respect to any Business Combination, the date of the first public announcement of a proposal to effect such Business Combination.
     (3) A person shall be a “beneficial owner” of any Voting Stock:

          (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or
          (b) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or
          (c) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock;
except and provided that a person who was a beneficial owner of Voting Stock on or prior to January 1, 1984, shall not be deemed pursuant to any such agreements, arrangements or understandings to be a “beneficial owner” of any Voting Stock beneficially owned by another person who also was a beneficial owner of Voting Stock on or prior to January 1, 1984, to the extent such Voting Stock was owned by such other person on or prior to January 1, 1984.
     (4) For the purposes of determining whether a person is an Interested Shareholder pursuant to Section C(7) of this Article VIII, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed beneficially owned through application of Section C(3) of this Article VIII but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
     (5) “Continuing Director” means any member of the Board who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the date the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is proposed to succeed a Continuing Director by a majority of Continuing Directors then on the Board.
     (6) “Fair Market Value” means: (a) in the ease of capital stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the

Board in good faith; and (b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith. Any such determinations made by the Board in good faith shall be conclusive upon all parties concerned.
     (7) “Interested Shareholder” shall mean any person (other than the Corporation or any Subsidiary) who or which after January 1984, becomes and on the date in question is:
          (a) the beneficial owner, directly or indirectly, of 10% or more of the Voting Stock; or
          (b) an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the Voting Stock; or
          (c) an assignee of or has otherwise succeeded to any shares of Voting Stock which at any time within the two-year period immediately prior to the date in question beneficially were owned, directly or indirectly, by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.
     (8) A “person” shall mean any individual, firm, corporation or other entity.
     (9) “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in Section C(7) of this Article VIII, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.
     D. Directors’ Duty to Determine Certain Facts.
     The directors of the Corporation shall determine for the purpose of this Article VIII, on the basis of information known to them after reasonable inquiry, (1) whether a person is an Interested Shareholder, (2) the number of shares of Voting Stock beneficially owned by any person, (3) whether a person is an Affiliate or Associate of another, (4) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in Section C(3) of this Article VIII, or (5) whether a transaction referred to in Section A(2) of this Article VIII is outside the ordinary course of business. Any such determinations made by the Board in good faith shall be conclusive upon all parties concerned.

     E. No Effect on Fiduciary Obligations of Interested Shareholders.
     Nothing contained in this Article VIII shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.
     F. Amendment, Repeal, Inconsistent Provisions.
     Subject to the rights of the holders of any series of Preference Stock then outstanding and notwithstanding any other provisions of this Restated Certificate of Incorporation, the affirmative vote by holders of at least 80% of the voting power of the Voting Stock, voting together as a single class, shall be required to amend or repeal, or to adopt any provisions inconsistent with, this Article VIII of this Restated Certificate of Incorporation.
ARTICLE IX
     No director or officer of the Corporation shall be liable to the Corporation or any of its shareholders for monetary damages for breach of any duty owed as director or officer to the Corporation or any of its shareholders, except to the extent that such exemption from liability or limitation thereof is not permitted under the New Jersey Business Corporation Act, as the same exists or may hereafter be amended, or under any revision thereof or successor statute thereto. Notwithstanding the foregoing, no director or officer shall be absolved of any such monetary liability for any act or omission occurring prior to the effective date of this Article IX (May 6, 1988).
ARTICLE X
     This Restated Certificate of Incorporation restates the Certificate of Incorporation as heretofore amended. Upon this restated and integrated Restated Certificate of Incorporation becoming effective, the term “Certificate of Incorporation” whenever used hereafter in any amendment hereof and in any other document made or filed in connection herewith or in connection with any such amendment shall be deemed to mean this “Restated Certificate of Incorporation” unless otherwise indicated. The effective date and time of this Restated Certificate of Incorporation is 10:00 a.m, November 16, 2007. Shareholder approval of this Restated Certificate of Incorporation was given without a meeting by written consents of the shareholders pursuant to Section 14A:5-6 of the Act.

VIRGINIA HOLDCO, INC.

By:	/s/ William F. Denson, III

	Name:	William F. Denson, III
	Title:	Vice President and Secretary